EXHIBIT 6

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital from the filing of the Schedule 13D/A on 11/6/25 to 11/10/25, the date of the event which required filing of this Schedule 13D/A.

Trade Date	Buy/Sell	Shares	Price
11/6/2025	Sell	12,103	12.39
11/7/2025	Sell	43,112	12.23
11/10/2025	Sell	1,134,577	12.89